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                                                                      EXHIBIT 11

                  IMPERIAL HOLLY CORPORATION AND SUBSIDIARIES
                     COMPUTATION OF INCOME PER COMMON SHARE
                                  (UNAUDITED)
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

                                                           Three Months       Six Months
                                                                Ended           Ended
                                                            September 30,    September 30,
                                                                 1995            1995
                                                            ------------------------------
                                                              (In Thousands of Dollars)

INCOME (LOSS) FOR PRIMARY AND FULLY DILUTED COMPUTATION:
  Income (loss) before Extraordinary Item:
    As reported                                               $    (1,530)  $      (764)
    Adjustments - none                                                  -             -
                                                              -----------   -----------
    As adjusted                                                    (1,530)         (764)
                                                              ===========   ===========
  Net Income (Loss):
    As reported                                               $    (1,530)  $      (384)
    Adjustments - none                                                  -             -
                                                              -----------   -----------
    As adjusted                                               $    (1,530)  $      (384)
                                                              ===========   ===========
PRIMARY EARNINGS (LOSS) PER SHARE:
    Weighted average shares of common stock outstanding        10,298,298    10,292,725
    Incremental shares issuable from assumed exercise of
      stock options under the treasury stock method                28,320        32,378
                                                              -----------   -----------
    Weighted average shares of common stock outstanding,
      as adjusted                                              10,326,618    10,325,103
                                                              ===========   ===========

    Primary earnings (loss) per share:
      Before extraordinary item                               $     (0.15)  $     (0.07)
      Net income (loss)                                             (0.15)        (0.04)
                                                              ===========   ===========

FULLY DILUTED EARNINGS (LOSS) PER SHARE:
    Weighted average shares of common stock outstanding        10,298,298    10,292,725
    Incremental shares issuable from assumed exercise of
      stock options under the treasury stock method                28,320        32,378
                                                              -----------   -----------
    Weighted average shares of common stock outstanding,
      as adjusted                                              10,326,618    10,325,103
                                                              ===========   ===========

    Fully diluted earnings (loss) per share:
      Before extraordinary item                               $     (0.15)  $     (0.07)
      Net income (loss)                                             (0.15)        (0.04)
                                                              ===========   ===========
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This calculation is submitted in accordance with Item 601(b)(11) of
Regulation S-K; the amount of dilution illustrated in this calculation is not required to be disclosed pursuant to paragraph 14 of Accounting
Principles Board Opinion No. 15.